Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS PROVIDES FINANCIAL AND BUSINESS UPDATE

2016 total revenue increased 45 percent

Provides update on Makena® next-generation program

Anticipates 2017 GAAP revenue of $620-$670 million, including Makena net sales of $410-$440 million

WALTHAM, Mass., (January 9, 2017) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today provided a business update, including announcing preliminary unaudited fourth quarter and annual 2016 financial results, 2017 financial guidance, and an update on its Makena® subcutaneous auto-injector program. In a separate release, the company also announced a licensing transaction for RekyndaTM (bremelanotide). The company will present further details at the 35th Annual J.P. Morgan Healthcare Conference in San Francisco on Tuesday, January 10, 2017 at 11:30 a.m. PT (2:30 p.m. ET). A live audio webcast of the presentation and the following breakout session will be accessible through the Investors section of the AMAG website at www.amagpharma.com.

“AMAG achieved record growth in 2016, driven by an experienced commercial team that consistently delivers strong results and will serve us well for the long term as our portfolio expands,” said William Heiden, chief executive officer of AMAG. “Record revenues of over half a billion dollars were driven by sales increases across all of our marketed products, positioning us well for further growth in 2017.”

“In addition to meeting or exceeding the revenue growth targets we have set for 2017, other key priorities include filing supplemental new drug applications for the Makena subcutaneous auto-injector and the Feraheme label expansion, as well as the acquisition or licensing of additional products to drive further shareholder value. We are also pleased to announce the licensing of Rekynda, a potential treatment for a significant unmet medical need in women’s health.” Mr. Heiden added.

Preliminary Fourth Quarter and Full Year 2016 Financial Results (unaudited)

Fourth Quarter 2016

AMAG expects total GAAP revenue to be between $149 million and $154 million for the fourth quarter of 2016, which includes Makena net product sales of between $96 million and $99 million, Feraheme and MuGard net product sales of between $25 million and $27 million, and CBR service revenue of approximately $28 million.

AMAG expects fourth quarter 2016 total non-GAAP revenue to be between $150 million and $155 million, which reflects a $1.4 million purchase accounting adjustment related to CBR deferred revenue.

The weighted average basic and diluted shares outstanding for the fourth quarter of 2016 totaled 34.3 million and 35.1 million, respectively. Non-GAAP diluted shares for fourth quarter of 2016 totaled 35.1 million.(1)

Full Year 2016

AMAG expects 2016 total GAAP revenue to be between $529 million and $534 million, which includes Makena net product sales of between $333 million and $336 million, Feraheme and MuGard net product sales of between $96 million and $98 million, and CBR service revenue of approximately $100 million.

AMAG expects 2016 non-GAAP revenue to be between $546 million and $551 million, which reflects a $17 million purchase accounting adjustment related to CBR deferred revenue.

The company ended 2016 with approximately $579 million in cash, cash equivalents and investments and total debt (principal amount outstanding) of $1.0 billion. The company will report complete financial results for the fourth quarter and full year of 2016 in February 2017.

Makena Subcutaneous Auto-Injector Development Program Update

AMAG’s successful Makena intramuscular (IM) injection product has orphan drug exclusivity through February 2018. The company continues to work on improving the Makena product with next-generation alternatives. In October 2016, the company initiated a definitive pharmacokinetic (PK) study to demonstrate comparable bioavailability of a subcutaneous (SC) auto-injector product and the current IM injection form of Makena. This open label, parallel trial enrolled 120 healthy post-menopausal women in a 1:1 randomization. Data collection and analysis are still underway, with final results expected by the end of the first quarter of 2017.

Assuming the PK data, once fully collected and analyzed, shows comparable bioavailability between the SC and IM injections, the company intends to file a supplemental new drug application (sNDA) for the SC auto-injector in the second quarter of 2017. Preliminary data from the PK study show a higher reporting rate in the SC arm (~25 percent of subjects vs. <5 percent of subjects in the IM arm) of a transient burning/stinging sensation associated with the injection. Similar observations were also reported in the SC arm of the company’s open label, parallel comparative pain study (also initiated in October 2016), which the company recently elected to discontinue. The company does not plan to request orphan exclusivity as part of the sNDA filing and, therefore, anticipates a six-month FDA review timeline. However, there are multiple device and drug-device combination patents and patent applications in-licensed from Antares which relate to the subcutaneous auto-injector. The company intends to request Orange Book listing of eligible Antares drug-device patents.

“We believe that the subcutaneous auto-injector offers the potential for greater convenience for healthcare providers and an alternative administration method to the intramuscular injection for patients,” stated Julie Krop, MD, chief medical officer of AMAG. “As part of our broader next-generation program, we are also exploring alternative injection sites and SC formulations to further improve the value of this product for the patients and providers we serve.”

(1)  See share count reconciliation at the conclusion of this press release.

(2)  See GAAP to non-GAAP reconciliation for 2017 financial guidance at the conclusion of this press release.

2017 Financial Guidance(2)

The company expects to achieve the following financial results in 2017:

$ in millions	2017 GAAP Guidance	2017 Non-GAAP Guidance
Makena	$410 - $440	$410 - $440
Feraheme and MuGard	$100 - $110	$100 - $110
CBR	$110 - $120	$115 - $125
Total revenue	$620 - $670	$625 - $675

Includes Rekynda (bremelanotide)
Net income(3)	$19 - $60	N/A
Operating income(3)	$103 - $173	N/A
Adjusted EBITDA	N/A	$270 - $340

“After a strong performance in 2016, we are forecasting approximately 20 percent top-line growth in 2017,” stated Ted Myles, chief financial officer of AMAG. “We are also projecting double-digit adjusted EBITDA growth in 2017, including the additional investments to complete the development of Rekynda. Furthermore, in 2016 we added over $100 million of cash to our balance sheet, which will support additional acquisition or licensing transactions.”

Use of Non-GAAP Financial Measures

AMAG has presented certain non-GAAP financial measures, including non-GAAP revenues and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, revenue, or income from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP).

Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance and prospects for future performance and allows investors to better compare performance over different periods. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions, including in compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP financial measures, and AMAG encourages investors to review its consolidated financial statements and publicly filed reports in their entirety. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Due to the adjustments made to GAAP net income to calculate non-GAAP net income, the non-GAAP measures are higher than GAAP net income. Non-GAAP net income should not be considered a measure of our liquidity. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited consolidated financial statements.

About AMAG

AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics,

(3)  2017 GAAP financial guidance excludes potential accounting impact of Palatin Technologies license transaction.

conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our products support the health of patients in the areas of maternal health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

Forward-Looking Statements

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding expected 2016 preliminary fourth quarter and full year financial results, including revenues and year end cash, cash equivalents and investments balances and total debt; AMAG’s beliefs that its commercial team will serve AMAG well for the long-term and that its record revenues in 2016 position it well for future growth in 2017; AMAG’s 2017 key priorities, including product development, label expansion and portfolio expansion objectives; expectations regarding the Makena subcutaneous auto-injector program, including the timing of final data results for the PK study, AMAG’s intention to file a sNDA in the second quarter of 2017, its belief that it will not request orphan exclusivity, the FDA’s anticipated review time and its belief that the subcutaneous auto-injector offers potential for more convenient and alternative administration; AMAG’s intention to request Orange Book listing of Antares’ eligible drug-device patent; AMAG’s 2017 financial outlook, including revenue, adjusted EBITDA and net income; expectations regarding top-line and adjusted EBITDA growth in 2017; expectations regarding exploring alternative injection sites and subcutaneous formulations to further improve the value of Makena; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, (1) the possibility that the closing conditions set forth in the Rekynda license agreement, including any required filings under Rule 3-05 of Regulation S-X,  will not be met and that the parties will be unable to consummate the proposed transactions, (2) uncertainties regarding AMAG’s and Palatin’s ability to successfully and timely complete clinical development programs and obtain regulatory approval for Rekynda in North America, (3) the possibility that significant safety or drug interaction problems could arise with respect to Rekynda, (4) uncertainties regarding the manufacture of Rekynda, (5) the ability of AMAG to raise awareness and understanding of HSDD and the potential benefits of Rekynda, (6) uncertainties relating to our and Palatin’s patents and proprietary rights associated with Rekynda in North America, (7) that the cost of the Rekynda transaction to AMAG will be more than planned and/or will not provide the intended positive financial results, (8) that AMAG or Palatin will fail to fully perform under the Rekynda license agreement, (9) uncertainty regarding our ability to compete in the FSD market in North America, and (10) those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of CBR Systems, Inc. RekyndaTM is a trademark of Palatin Technologies, Inc.

— Tables Follow —

AMAG Pharmaceuticals, Inc.

Reconciliation of 2017 Financial Guidance of Non-GAAP Adjusted EBITDA

(unaudited, amounts in millions)

GAAP Net Income	$19 - 60
Adjustments:
Interest expense, net	71
Provision for income tax	13 - 42
Operating income	$103 - $173
Purchase accounting adjustments related to CBR deferred revenue	6
Depreciation and intangible asset amortization	127
Non-cash inventory step-up adjustments	2
Stock-based compensation	27
Adjustments to contingent consideration	5
Non-GAAP adjusted EBITDA	$270 - $340

AMAG Pharmaceuticals, Inc.

Share Count Reconciliation

(amounts in millions)

Three Months Ended December 31, 2016
Weighted average basic shares outstanding	34.3
Employee equity incentive awards	0.8
Convertible notes	—
Warrants	—
GAAP diluted shares outstanding	35.1
Convertible notes	—
Effect of bond hedge adjustment	—
Non-GAAP diluted shares outstanding	35.1

CONTACTS:

Investors:

Linda Lennox

Vice President, Investor Relations

908-627-3434

Media:

Katie Payne

Vice President, External Affairs

617-498-3303